Exhibit 10.36

“CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TECTONIC THERAPEUTIC, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT TECTONIC THERAPEUTIC, INC. TREATS AS PRIVATE OR CONFIDENTIAL.”

Master Agreement for Early Phase Clinical Services

This Master Agreement for Early Phase Clinical Services (the “Agreement”) is made on 23 October 2023 (the “Effective Date”)

Between:

(1)	Tectonic Therapeutic, Inc., a Delaware corporation, with an office at 490 Arsenal Way, Suite 210, Watertown, MA 02472, USA (“Sponsor”);

and

(2)

ARENSIA Exploratory Medicine GmbH, a company organized under the laws of Germany, with registered office at Merowingerplatz 1, 40225 Dusseldorf, Germany, (“ARENSIA”), acting on its own behalf and on behalf of its Affiliates (as defined below)

Sponsor and ARENSIA are hereinafter individually referred to as “Party” and collectively as “Parties”.

Whereas:

(A)	ARENSIA is a contract research organization with research clinics engaged in the business of managing and/or providing services for clinical research programs;

(B)

Sponsor wishes to retain ARENSIA as provider of early phase clinical research services in connection with clinical research programs Sponsor wishes to ARENSIA to conduct at ARENSIA’s facilities as more fully set forth in various project-specific work orders; and

(C)	ARENSIA is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the relevant Work Order.

Now, therefore, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and in any Work Order, the Parties hereto agree as follows:

1.	Definitions and Interpretation

1.1	Definitions. In this Agreement:

“Affiliate” shall mean an entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party to this Agreement. An entity shall be deemed to control another entity if the controlling entity possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled entity, whether through ownership of stock, the power to elect or appoint the board of directors or trustees, by contract, or otherwise.

“Anti-Bribery Laws” has the meaning ascribed thereto in Section 22.

“Applicable Laws and Regulations” shall mean all applicable laws, rules and regulations of each country where the Services will be conducted, including without limitation European Union (“EU”), national and local laws and regulations relating to the conduct of a Study, regulatory guidance and applicable industry and professional codes of conduct, including but not limited to Regulation EU No 536/2014, Commission Directive 2005/28/EC of 8 April 2005 laying down principles and detailed guidelines for good clinical practice as regards investigational medicinal products for human use, as well as the requirements for authorisation of the manufacturing or importation of such products, Regulation (EU) 2016/679 of the European Parliament and of the Council of 14 April 2016 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, the related national implementing laws and regulations of EU Member States (the “GDPR”), provisions of the national laws and industry and professionals codes in EU Member States governing anti-bribery and anti-kickback practices, as well as with the Consolidated Guidance E6 on Good Clinical Practice adopted by the International Council for Harmonisation of Technical Requirements of Pharmaceuticals for Human Use and the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects”.

“ARENSIA Parties” means ARENSIA, its Affiliates, and its and their directors, officers, employees, agents, representatives, and advisors.

“ARENSIA Property” shall have the meaning ascribed thereto in Section 10.3.1.

“CRF” shall have the meaning ascribed thereto in Section 4.4.

“Change Notification Form” shall have the meaning ascribed thereto in Section 4.9.

“Change Order” shall have the meaning ascribed thereto in Section 4.9.

“Claim” shall have the meaning ascribed thereto in Section 12.1.

“Confidential Information” shall mean all non-public commercial, scientific, medical or technical information that is (a) disclosed by or on behalf of the disclosing Party to the receiving Party, in written, graphic or electronic form, or orally, or (b) developed, collected or prepared by or on behalf of ARENSIA for Sponsor as a result of performance of any Services. Confidential Information may include trade secrets, inventions, ideas, materials, procedures, processes, formulations, formulae, techniques, data, results, research projects, development projects, protocols for clinical research studies, test results, engineering projects, manufacturing projects, quality assurance/control procedures, standard operating procedures, suppliers, customers, protected health information, pricing information, financial information, and research strategies. [***].

“Contract Currency” shall have the meaning ascribed thereto in Section 5.5. “Ethics Committee” shall have the meaning ascribed thereto in Section 4.17 “Facility” means ARENSIA’s clinical facility identified in the applicable Work Order. “Informed Consent Form” shall have the meaning ascribed thereto in Section 4.17.

“Inventions” shall mean any and all inventions, technology, discoveries, know-how or ideas, whether or not patentable, that are conceived, reduced to practice, made or developed as a result of the performance of Services under this Agreement.

“Key ARENSIA Personnel” shall have the meaning ascribed thereto in Section 8.4.

“Minimum Insurance Limit” shall have the meaning ascribed thereto in Section 12.6.

“Other Sponsor Intellectual Property” shall have the meaning ascribed thereto in Section 10.2.4.

“Permitted Assigns” shall have the meaning ascribed thereto in Section 28.

“Personal Identifiable Information” shall have the meaning ascribed thereto in Section 9.6.

“Principal Investigator” means the individual identified in the applicable Work Order.

“Project Manager” shall have the meaning ascribed thereto in Section 8.1.

“Protocol” means the Study protocol identified in the applicable Work Order, as may be amended from time to time.

“Records” shall have the meaning ascribed thereto in Section 19.1.

“Representatives” shall have the meaning ascribed thereto in Section 9.3.

“Services” means the services (other than manufacturing services) to be provided by ARENSIA to Sponsor as set out in any Work Order attached hereto and subject to Section 4 of this Agreement.

“Sponsor Inventions” shall have the meaning ascribed thereto in Section 10.2.1. “Sponsor Parties” shall have the meaning ascribed thereto in Section 12.2.

“Sponsor Property” shall mean any Study Investigational Medicinal Product, or other materials provided to ARENSIA by or on behalf of Sponsor and includes all associated intellectual property rights therein.

“Study” means the clinical research programs sponsored by Sponsor as set out in any applicable Work Order and performed by ARENSIA at the Facility set forth in the applicable Work Order.

“Study Data” means all data [***] generated as a result of conducting Services.

“Study Investigational Medicinal Product” means the medicinal product to be studied in respect of a Study as set out in the applicable Work Order.

“Study Subject” means subjects enrolled in the applicable Study.

“Work Order” shall mean the document or documents attached hereto setting out the responsibilities and obligations of the Parties regarding the conduct of certain Studies according to Sponsor’s named Protocol as set out in Section 3 herein and which are established along the lines of the template set forth in Appendix 1 hereto.

1.2	Interpretation. In this Agreement:

1.2.1	headings are for convenience only and do not affect interpretation;

and unless the context indicates a contrary intention:

1.2.2	an obligation or liability assumed by, or a right conferred on, two (2) or more persons binds or benefits them jointly and severally;

1.2.3	“person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

1.2.4

a reference to a Party includes that Party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee;

1.2.5	a reference to a document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

1.2.6

a reference to a statute or statutory provision includes a statutory modification or re-enactment of it or a statutory provision substituted for it, and each ordinance, by-law, regulation, rule and statutory instrument (however described) issued under it;

1.2.7	a word importing the singular include the plural (and vice versa), and a word indicating a gender includes every other gender;

1.2.8

a reference to a Party, section, schedule, exhibit, attachment or annex is a reference to a Party, section, schedule, exhibit, attachment or annex to or of this Agreement, and a reference to this Agreement includes all schedules, exhibits, attachments and annexes to this Agreement;

1.2.9	if a word or phrase is given a defined meaning, any other speech or grammatical form of that word or phrase has a corresponding meaning; and

1.2.10	“includes” in any form is not a word of limitation.

2.	Consideration

The Parties enter into this Agreement for the good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are hereby acknowledged.

3.	Work Order

3.1

This Agreement contains general terms and conditions under which Sponsor would engage ARENSIA and under which ARENSIA would provide Services. In the event that ARENSIA and Sponsor reach agreement with respect to Services to be provided by ARENSIA for a particular Study, a Work Order for the said Study shall be executed and attached to this Agreement and the two documents shall collectively, independent from any other Work Order, constitute the entire Agreement of the Parties with respect to the specific Study.

3.2

Each Work Order will specify the parameters of a Study, including, at a minimum, the applicable Protocol, the applicable name and address of the applicable Facility, the scope of Services, Study specific assumptions, estimated time period for completing Services, estimated budget, payment and currency schedules, and, as applicable, other specific Services to be performed by ARENSIA. Each Work Order may set forth the ARENSIA Affiliate(s) designated to conduct the applicable Services, and ARENSIA Affiliates may enter into Work Order under this Agreement with Sponsor or a Sponsor Affiliate, it being understood that each Party shall be jointly and severally liable with its relevant Affiliate for the Work Order entered into by such Affiliate.

3.3	No Work Order shall be attached to this Agreement or become effective without first being executed by duly authorized representatives of the Parties hereto.

3.4	A Work Order may not change any term in this Agreement.

4.	Services

4.1

Sponsor shall have no obligation to order or purchase any Services. Upon mutual agreement of ARENSIA and Sponsor in an executed Work Order, ARENSIA shall perform the Services provided for in the Work Order and shall have the rights and obligations set forth herein. For the avoidance of doubt, Sponsor shall not have any obligations under this Agreement with respect to any services which are not part of a Work Order, and ARENSIA shall have no obligation to perform any tasks that (i) are not specifically set forth in the Work Order. The Parties further agree that the amounts payable or otherwise provided by Sponsor for Services provided by ARENSIA to Sponsor represents the fair market value of the Services provided by ARENSIA and have not been determined in a manner that takes into account the volume or value of any referrals or business. [***].

4.2

ARENSIA shall ensure that each Principal Investigator is an employee of ARENSIA and is experienced in the conduct of clinical research studies in humans and will personally perform and supervise the Study in accordance with the terms of the applicable Work Order. Each Principal Investigator shall be deemed a Key ARENSIA Personnel under the applicable Work Order. ARENSIA shall ensure that each Principal Investigator perform each Study that is the subject of the Services in accordance with this Agreement, the applicable Work Order, the applicable Protocol, and Applicable Laws and Regulations. Without limiting the generality of the foregoing, ARENSIA will, and will ensure that the applicable Principal Investigator will, obtain and maintain all certifications, authorizations, permits and licenses required in connection with the conduct of each Study. ARENSIA will ensure that each Principal Investigator will promptly complete, and ensure that all other relevant ARENSIA personnel promptly complete, all Study-related regulatory forms provided by Sponsor or its designee, including financial disclosure forms and FDA Form 1572. Sponsor will be solely responsible for the submission of Study-related information to public databases, as may be required by applicable laws or regulations. ARENSIA acknowledges and agrees that Sponsor may describe the nature of contractual arrangements for any Study in such databases.

4.3

ARENSIA shall ensure that each Principal Investigator records all Study Data in a timely, accurate, complete, and legible manner in the form described in the Protocol. ARENSIA, and Sponsor as applicable, will, and will ensure that the applicable Principal Investigator will take reasonable and customary precautions, including periodic backup of computer files, to prevent the loss or alteration of any Study Data. Sponsor will own all Study Data. ARENSIA will, and will ensure that the applicable Principal Investigator will, provide Sponsor and its designees full and prompt access to all source documentation and Study Data.

4.4

For all Study Subjects, ARENSIA will, and will ensure that the applicable Principal Investigator will, complete and provide to Sponsor, all case report forms required for Services provided under a Work Order in the form and/or electronically as required by the Protocol or as otherwise specified by Sponsor (“CRFs”) within [***] following an interaction required under the Protocol with a Study Subject. At the request of Sponsor or its designees, ARENSIA or Principal Investigator will promptly correct any errors and/or omissions to the CRFs and will make available to Sponsor and/or its designees the corrected CRFs and supporting records for further verification.

4.5

Deviations from the Protocol by Principal Investigator are not permitted except to the extent necessary to protect the safety, rights or welfare of Study Subjects. Any such deviations must be fully, accurately, and contemporaneously documented in accordance with established processes. ARENSIA and/or Principal Investigator will, within [***] from occurrence, or as otherwise specified in the Protocol, notify Sponsor of any deviation from the Protocol, including any deviation necessary to protect the safety, rights or welfare of a Study Subject.

4.6

ARENSIA and/or Principal Investigator shall notify Sponsor of each serious adverse event, unanticipated adverse event or adverse event requiring action to prevent an unreasonable risk of substantial harm to the public health experienced by a Study Subject, as defined in the applicable Protocol and Applicable Laws and Regulations, as soon as reasonably possible but in no event later than within [***] of becoming aware of it in accordance with the instructions set forth in the Protocol. All other adverse events experienced by a Study Subject should be notified by ARENSIA to Sponsor in accordance with the instructions set forth in the Protocol and Applicable Laws and Regulations as part of the regular report by ARENSIA on the progress of the Study and ARENSIA will, and will cause Principal investigator to, assist Sponsor or its designee in the evaluation of such adverse events. [***]. In addition, ARENSIA and/or Principal Investigator will promptly report to Sponsor any adverse event (as defined in the Protocol) experienced by a Study Subject. Under no circumstances shall ARENSIA provide information, either oral or written, or undertakings of any kind to any authority without the prior written approval of Sponsor, unless such disclosure is required by law.

4.7

In performing the Services and obligations hereunder, ARENSIA shall comply with Applicable Laws and Regulations, the applicable Protocol and applicable Protocol amendments which shall be incorporated in the applicable Work Order for such Study, and this Agreement. ARENSIA will also provide the Services in accordance with the written instructions of Sponsor and the standard operating procedures of ARENSIA approved by Sponsor. Sponsor shall perform its obligations under this Agreement in accordance with Applicable Laws and Regulations.

4.8

ARENSIA shall perform all Services under this Agreement and each Work Order (a) within the time period specified in the relevant Work Order, and (b) diligently and competently in accordance with the highest prevailing industry standards and practices for the performance of similar services.

4.9

In the case where either Party identifies the need to modify a Work Order, including if there is a change in the timelines, Study assumptions, organizational responsibilities and/or scope of Services, such Party shall promptly provide the other Party with prompt written notice. ARENSIA shall use reasonable provide efforts to provide to Sponsor within [***] after receiving or providing the notice described above a notice describing in detail the specific changes, the reason for such changes, and the effect of such changes upon the original Study budget (the “Change Notification Form”), using the template form set forth in Appendix 3 hereto. If the changes require an amendment to the Protocol, such changes shall not be implemented before the amendments to the Protocol have been approved by the competent Ethics Committees and the competent regulatory authorities, except when necessary to eliminate hazards to the Study subjects or when the change(s) involve(s) only logistical or administrative aspects of the Study. Upon, and subject to, Sponsor’s written approval, the terms of the Change Notification Form shall be incorporated into a written amendment to the relevant Work Order (the “Change Order”) in accordance with this Section 4.9, and which are established along the lines of the template set forth in Appendix 2 hereto. If Sponsor does not approve a Change Order and has not terminated the Work Order, but still desires that the Work Order be modified, then the Parties will use reasonable good faith efforts to agree on a Change Order that is mutually acceptable. ARENSIA will continue to work under the existing Work Order during any such negotiations, to the extent such efforts are practicable and would facilitate the completion of the work envisioned in the Work Order, but will not commence work in accordance with the Change Order until it is authorized in writing by Sponsor. Sponsor may elect to authorize ARENSIA to commence work on the activities set forth in a Change Notification Form upon signature of the applicable Change Notification Form, provided however that the costs associated with said activities shall not exceed of [***] of all budgets approved for that specific Study at the date of signature of the Change Notification Form, as documented in the applicable Work Order and Change Orders thereto (as the case may be). For any Change Order that affects the scope of the regulatory obligations that have been transferred or delegated to ARENSIA as set forth in Section 4.11 below, ARENSIA and Sponsor will execute a corresponding amendment to the form or document evidencing the obligations transferred or delegated to ARENSIA and Sponsor or its designee will file such amendment where appropriate and as required by Applicable Laws or Regulations.

4.10	ARENSIA shall use [***] to reach subject enrolment rates and targets as set forth in a Work Order and the relevant Protocol.

4.11

Each Work Order shall contain a detailed and specific transfer of obligations from Sponsor to ARENSIA as required by Applicable Laws and Regulations. Under no circumstance shall ARENSIA be required to accept responsibilities and conduct itself contrary to good clinical practices and Applicable Laws and Regulations.

4.12	Any obligations of Sponsor not specifically transferred to ARENSIA under a Work Order pursuant to Section 4.11above shall remain the responsibility of Sponsor.

4.13

ARENSIA shall ensure that informed consent is obtained from each Study Subjects prior to enrolment in a Study in a signed Informed Consent Form, and, in addition to such other provisions as required by Applicable Laws and Regulations, shall ensure that that each Study Subject’s Personal Data, as this term is defined in Applicable Laws and Regulations, and biological samples taken from Study Subjects, may be disclosed to and used by Sponsor, Sponsor’s employees, agents, independent contractors, including without limitation ARENSIA, and applicable regulatory authorities for the purposes contemplated under this Agreement only, in a form that is fully compliant with Applicable Laws and Regulations. Prior to and during the course of the Study, ARENSIA may provide to Sponsor Personal Data relating to the ARENSIA Parties or contractors, the processing of which may be subject to Applicable Laws and Regulations regarding data protection and privacy. ARENSIA agrees to obtain any consent necessary for the use and processing by the Sponsor of personal data relating to the ARENSIA Parties or contractors involved in conducting the Study, and Sponsor agrees to use and process such information in accordance with all Applicable Laws and Regulations. ARENSIA agrees to obtain any additional necessary consent from the ARENSIA Parties or contractors involved in conducting the Study to the transfer of such data to countries outside the European Economic Area, where a different data protection regime applies. ARENSIA will ensure that the ARENSIA Parties or contractors involved in conducting the Study are aware that their personal data will be used, processed and stored for the above-mentioned purposes, that those data may be transferred outside the European Economic Area, and that they consent to such use, storage and potential transfer.

4.14

Sponsor, or third party engaged by Sponsor [***] shall have the right to perform audits of ARENSIA’s provision of Services pursuant to this Agreement. Except in the event of a for-cause audit, such audits shall be limited to one audit per [***] at no-cost to Sponsor. Except in the event of a for-cause audit, additional audits shall be at Sponsor’s expense. Audits will be conducted at mutually agreeable times, but with at least [***] advance notice, except in the event of a for-cause audit. In connection with such audits, ARENSIA shall promptly respond in writing to the audit findings within agreed upon timelines. For the purposes of the audit, ARENSIA shall provide Sponsor or its representatives with access at all reasonable times during normal working hours to any Facility or part of a Facility at which ARENSIA performs and/or provides any Services, and shall grant the Sponsor or its representatives access to ARENSIA personnel and to all Records [***] for the purpose of performing audits and inspections of ARENSIA to:

4.14.1	verify the accuracy of ARENSIA’s fees and invoices;

4.14.2	verify ARENSIA’s performance of the Services and compliance with the terms of the Work Order and this Agreement including, [***]; and

4.14.3	enable Sponsor to meet, or to confirm that ARENSIA is meeting, all requirements of Applicable Laws and Regulations.

4.15

Without limiting the foregoing, ARENSIA shall maintain, and shall provide access to the Sponsor and its representatives [***], to complete and accurate records of, and supporting documentation for, invoices submitted to Sponsor and the payments made by Sponsor under the Agreement in accordance with generally accepted accounting principles applied on a consistent basis. Such records shall be maintained by ARENSIA for at least [***] following termination or expiry of this Agreement, but in no event for a period that is shorter than any period required by Applicable Laws and Regulations.

4.16

ARENSIA is permitted to subcontract the performance of specific obligations of ARENSIA under this Agreement or any Work Order to an Affiliate, or with Sponsor’s prior written consent to a qualified non-Affiliate third party; provided, that:

4.16.1	such Affiliate or third party performs those obligations in a manner consistent with the terms and conditions of this Agreement; and

4.16.2	ARENSIA remains liable for the performance of such obligations by such Affiliate or third party.

4.17

ARENSIA will, and will ensure that the applicable Principal Investigator will, coordinate with the relevant and qualified ethics committee (the “Ethics Committee”), to obtain and maintain the Ethics Committee’s written approval of such Principal Investigator’s conduct of the each Study at the applicable Facility, approval of the Protocol (including amendments thereto), the informed consent form(s) approved by Sponsor to be executed by all Study Subjects (the “Informed Consent Form”), revised versions of the Informed Consent Form, and any advertisements proposed to be used for the Study. ARENSIA will provide Sponsor with a copy of each such approval, evidence of on-going submissions and authorizations and all relevant correspondence or communications with the Ethics Committee regarding such initial approval and any periodic review. ARENSIA shall ensure that the Studies provided for in the Work Orders shall not be initiated before all required positive opinions and approvals from the competent regulatory authorities and Ethics Committees have been obtained, nor before making all required notifications and obtaining all required approvals and consents as required by Applicable Laws and Regulations.

4.18

The Protocols for the Studies governed by the Work Order may [***] In such situation, ARENSIA shall ensure that, where applicable, amendments to a Protocol are not implemented by, nor on behalf of, ARENSIA until receipt of any necessary approvals by the competent regulatory authorities and Ethics Committees. Modifications to the Informed Consent Form for the Study Subjects shall be agreed upon by Sponsor, and ARENSIA shall ensure that such changes are not implemented before receipt of the written approval of both the Ethics Committee and the competent regulatory authorities.

4.19

Sponsor will be solely responsible for all contacts and communications (including submissions of information) with any regulatory authorities with respect to matters relating to Services. Unless required by applicable law, ARENSIA will have no contact or communication with any regulatory authority regarding Services without the prior written consent of Sponsor (including if set forth in a Work Order), which consent will not be unreasonably withheld. ARENSIA shall promptly and in no event later than [***] following notification notify Sponsor of any governmental or regulatory inspections, investigation or inquiry concerning any Study for which ARENSIA is performing Services. If a competent authority wishes to audit ARENSIA in connection with any Study conducted in accordance with a Work Order, ARENSIA agrees to (a) promptly notify Sponsor thereof and to obtain approval for Sponsor and/or its designees to be present at the audit, where permitted by the competent authority, and (b) cooperate with the competent authority, comply with the legitimate requirements of the audit and make appropriate personnel available to explain and discuss records and documentation related to such Study. Where permitted by the competent authority, ARENSIA shall timely notify Sponsor by telephone and e-mail upon learning either that any competent authority’s inspection relating to a Study conducted in accordance with a Work Order is scheduled to take place, or, if there is no prior notice by the competent authority, that an inspection has commenced. ARENSIA shall [***]. Where permitted by the competent authority, ARENSIA shall provide Sponsor with copies of all information, materials, correspondence and documents which such party receives, obtains, or generates pursuant to any such inspection or in connection with any inquiries, communications or correspondence from any competent authority in connection with a Study. ARENSIA shall segregate, and not disclose, any information, materials, correspondence and documents that are not required to be disclosed during such an inspection, [***]. If any competent authority issues any formal notice, warning or request in connection with a Study, where permitted by the competent authority, ARENSIA shall send a copy of such document promptly to Sponsor, along with its draft response to such document before it is sent to the applicable authority. Where permitted by the competent authority, ARENSIA shall obtain Sponsor’s written approval and comments to such draft response prior to submission of response to the applicable authority. Further, where permitted by the competent authority, ARENSIA shall send a copy of any inspection report or other document, request or demand issued by any other competent authority in connection with a Study promptly to Sponsor.

5.	Compensation and Payment

5.1

As full consideration for Services, Sponsor shall pay ARENSIA the amounts set forth in the applicable Work Order. ARENSIA shall render invoices upon Sponsor in accordance with the payment schedule set forth in the applicable Work Order upon the dates set out in the Payment Schedule therein. Sponsor will have no obligation to pay for any Services (including expenses) that are not set forth in a signed Work Order, as amended by any Change Order that is signed or approved (as set forth in Section 4.9).

5.2	As regards pass-through costs, the Payment Schedule shall be set forth in the requisite Work Order as mutually agreed by the Parties in good faith.

5.3	Sponsor shall pay all undisputed amounts due to ARENSIA pursuant to this Agreement within [***] from Sponsor’s receipt of the relevant invoice and reasonable supporting documentation for such invoice.

5.4	Each invoice rendered by ARENSIA to Sponsor must describe the type and amount of work for which the invoice is issued.

5.5	Invoices shall be paid to ARENSIA by way of cash payment paid in [***] (the “Contract Currency”) by electronic bank transfer.

5.6	ARENSIA shall [***]. If requested by ARENSIA, Sponsor shall [***].

5.7

In the event that any undisputed payment due under this Agreement is not made when due, and provided that Sponsor did not pay within [***] following a reminder for such payment, the payment shall accrue interest from the date due at the rate of [***]; provided, however, that in no event such rate shall exceed the maximum legal annual interest rate applicable.

5.8

If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts according to the payment terms. Further, Sponsor shall provide written notification of the disputed amounts to ARENSIA’s Accounts Receivable Department with detailed rationale and within [***] after receipt of the invoice. Sponsor and ARENSIA shall then work collaboratively using good faith efforts to resolve the disputed amounts. In the event that any non-disputed amounts remain unpaid for [***] after the invoice due date, ARENSIA shall have the right, in its sole discretion, to stop work on the Services until it receives such payment. Prior to any such work stoppage, ARENSIA shall give [***] notice of its intent to cease Services to allow escalation of the issue within the Sponsor organization and the Parties shall discuss resolution of the nonpayment of non-disputed amounts in good faith.

5.9	Payments to ARENSIA by bank transfer shall be made in accordance with the Work Order.

5.10

Unless otherwise agreed in the applicable Work Order, Sponsor shall make all payments to ARENSIA in the Contract Currency, and accordingly ARENSIA shall invoice Sponsor for all fees, expenses, and pass-through costs in the Contract Currency. If fees and expenses are incurred in a currency differing from the Contract Currency, then ARENSIA and Sponsor will mutually define the mechanism for currency exchange adjustment in the Work Order.

6.	Reimbursement of Expenses

6.1	ARENSIA shall be reimbursed by Sponsor for all pre-approved reasonable expenses actually and necessarily incurred by ARENSIA as specified in the Work Order.

6.2

As may be agreed in a Work Order, Sponsor shall advance ARENSIA for out-of-pocket expenses to be incurred by ARENSIA from Sponsor-approved pass-through costs in connection with ARENSIA’s performance of Services.

6.3

Sponsor shall reimburse ARENSIA at usual and customary rates for all medical costs and expenses incurred by ARENSIA or others engaged by ARENSIA on behalf of Sponsor for the diagnosis and treatment of injuries that are determined jointly by Principal Investigator and Sponsor to be the direct result of (i) use of the Study Investigational Medicinal Product in accordance with the Protocol; or (ii) a procedure that the Study Subject would not have undergone but for such Study Subject’s participation in the Study; provided, that such injuries are not attributable to (A) an ARENSIA PARTY’s negligence, willful misconduct or failure to adhere to the Protocol; or (B) a pre-existing medical condition of the Study Subject or his/her underlying disease.

7.	Term, Termination, and Delay

7.1

Unless earlier terminated in accordance with this Section 7, the term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years from the Effective Date;,. provided however, that if Services are yet to be completed under one or more existing Work Orders that were executed prior to the fifth anniversary of the Effective Date, this Agreement shall survive in full force and effect until such Work Order(s) are completed, provided further however, that no additional Work Order(s) may be executed during this extended time.

7.2

A Work Order shall commence upon the date of execution thereof by the Parties and shall terminate upon the completion of Services unless earlier terminated in accordance with this Section 7. A Work Order may be terminated upon notice by the Sponsor if a Study governed by this Work Order has been suspended or put on hold for any reason for more than 30 days. Notwithstanding the foregoing, should any Study be suspended or put on hold for any reason for more than 30 days, then ARENSIA shall have no obligation to hold its staff for the period of suspension/delay, unless otherwise agreed by the Parties in writing.

7.3	This Agreement or any Work Order may be terminated by Sponsor with or without cause upon thirty (30) days prior written notice to ARENSIA.

7.4

If termination of the Agreement is initiated by Sponsor pursuant to Section 7.3, it shall terminate all Studies and Work Order, and termination of a Work Order shall only terminate Services thereunder, in all cases as provided in this Section 7.

7.5

Sponsor may terminate a Work Order for good cause immediately upon written notice to ARENSIA. For the purposes hereof, the term “good cause” shall include, without limitation, [***]. ARENSIA may terminate a Work Order effective immediately upon written notice as a result of [***].

7.6

Either Party may terminate this Agreement (or any individual Work Order) if the other Party materially breaches this Agreement (or such individual Work Order, in which case the termination shall only relate to such Work Order) and the breaching Party fails to remedy the breach within [***] of receipt of written notice from the non-breaching Party, such notice specifying in detail the nature of the breach.

7.7	Either Party may terminate this Agreement at any time, by providing written notice of termination to the other Party, upon the happening of any one or more of the following events:

(a)	where the other Party is declared bankrupt or insolvent or its estate otherwise becomes liable to be dealt with under any law relating to bankruptcy and/or insolvency;

(b)	a resolution is passed or court order made for the winding up of that Party or an official manager is appointed to that Party pursuant to any relevant law; or

(c)	a receiver or manager or receiver and manager is appointed to the assets or undertaking of the other Party or any part thereof.

7.8

In the event that any Work Order is terminated or this Agreement expires or is terminated, neither ARENSIA nor Sponsor will have any further obligations under this Agreement, or in the case of termination of a Work Order, under that Work Order, except that:

7.8.1

ARENSIA shall be compensated for all Services properly performed as at the expiration or termination date, in accordance with the provisions of the payment schedule set forth in the relevant Work Order. In the event that ARENSIA’s Services are terminated before a particular payment milestone has been met, the amount of the fees and payments due and payable to ARENSIA shall be appropriately prorated. In addition, ARENSIA shall also be reimbursed for all reasonable actual costs and expenses incurred that were approved in writing by Sponsor and/or reasonable actual costs and expenses resulting from commitments (including the fulfillment of any regulatory requirements), which cannot be reallocated or cancelled, which were reasonably entered into by ARENSIA with respect to the Services.

7.8.2	Any funds held by ARENSIA paid by Sponsor in advance for Service not rendered shall be returned to Sponsor within [***] of the termination of the relevant Work Order.

7.8.3

ARENSIA will deliver to Sponsor all Study Data developed through termination or expiration and will deliver to Sponsor, or at Sponsor’s option, dispose of, any Sponsor Property in its possession or control, at Sponsor’s expense.

7.9

ARENSIA shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by ARENSIA in accordance with a schedule agreed to by Sponsor, with approved costs associated with any winding down period to be invoiced to Sponsor on fee for service basis using the rates in effect as of the termination date unless otherwise agreed upon by the Parties and, if requested, will work with Sponsor to transition the relevant Services to Sponsor or its designee.

7.10

In the event that any Study is placed on hold (through no action or omission of ARENSIA) for a period of [***] or more, ARENSIA and Sponsor will negotiate in good faith a Change Order in accordance with Section 4.9 pursuant to which the Parties may agree upon a fee to compensate ARENSIA for retention of consultant(s) or staff for the Study, if applicable. Sponsor acknowledges that ARENSIA will require documents, data records, and cooperative efforts by Sponsor and/or other designees in order to properly perform the services outlined in each Work Order, and that ARENSIA is not responsible for errors, delays, or other consequences arising solely from the failure of Sponsor or such designees to provide such data, records, or cooperative efforts.

7.11

The obligations of the Parties contained in Sections 1 (for construction purposes only), 9, 10, 11, 12, 14, 17, 19, 21, 24, 26, 31 and 32 hereof shall survive the termination of this Agreement, together with the provisions of this Section 7.

8.	Personnel

8.1

The Services with respect to each Study shall be performed by ARENSIA under the direction of the person designated by ARENSIA as project manager for a Work Order (the “Project Manager”) or such other person approved in writing by Sponsor as ARENSIA may from time to time designate the Project Manager (such approval by Sponsor not to be unreasonably withheld or delayed). ARENSIA shall remain responsible and liable at all times for the actions and omissions of the Project Manager and the members of the clinical research personnel referred to in Section 8.2 and the consequences thereof. The Project Manager and will participate in meetings with Sponsor to review performance of the Services and to coordinate such Services as necessary.

8.2

ARENSIA shall, and ensure that its Affiliates involved in performing Services shall, at all times provide the required number of appropriately trained and qualified clinical research personnel for each Study. Before providing Services, all such personnel must be subject to binding written agreements with ARENSIA under which they (a) have confidentiality obligations with regard to Confidential Information of Sponsor that are consistent with the terms of this Agreement; and (b) assign and effectively vest in ARENSIA any and all rights that such personnel might have in the results of their work without any obligation of Sponsor to pay any royalties or other consideration to such personnel.

8.3

With the purpose of securing the performance of the Services in a competent and professional manner consistent with the standard found in the relevant contract research industry, in an uninterrupted way and in accordance with the terms of this Agreement and the relevant Work Order, ARENSIA represents warrants, and covenants that for the duration of this Agreement, ARENSIA (a) is and shall be (or shall take appropriate measures to secure that it shall be) financially able to perform its obligations under this Agreement; and (b) shall have sufficient staff with the required capabilities, skill, expertise and experience.

8.4

All ARENSIA personnel identified in a Work Order as “Key ARENSIA Personnel” will remain assigned to perform Services covered by the applicable Work Order as long as such individuals remain employed by or under contract with ARENSIA, unless (a) an individual is unavailable for reasons of disability, illness or promotion; or (b) Sponsor has requested the replacement of any individual who is not performing to Sponsor’s reasonable satisfaction. ARENSIA will cooperate with Sponsor in periodically reviewing the performance of the Key ARENSIA Personnel (criteria among others: attendance at calls, responsiveness to emails) and will promptly remedy any concerns to Sponsor’s reasonable satisfaction. ARENSIA will promptly select a qualified replacement should any Key ARENSIA Personnel resign or become otherwise unavailable as specified above or if Sponsor requests the replacement of any such Key ARENSIA Personnel. Sponsor will have the right to approve any such replacement, which approval will not be unreasonably withheld.

9.	Confidentiality

9.1

Each Party agrees to (a) hold in confidence all Confidential Information of the other Party, and not disclose Confidential Information of the other Party except as expressly provided in this Section, without the prior written consent of the other Party; (b) use Confidential Information of the other Party solely to carry out such Party’s rights or obligations under this Agreement; (c) treat Confidential

Information of the other Party with the same degree of care such Party uses to protect its own confidential information but in no event with less than a reasonable degree of care; (d) reproduce Confidential Information of the other Party solely to the extent necessary to carry out such Party’s rights or obligations under this Agreement, with all such reproductions being considered Confidential Information of the other Party; and (e) notify the other Party of any unauthorized access to, or disclosure of, Confidential Information of the other Party promptly upon becoming aware of such disclosure.

9.2

Receiving Party’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of disclosing Party’s Confidential Information that the receiving Party can demonstrate by competent evidence (a) was publicly available when disclosed by the disclosing Party to the receiving Party or subsequently becomes publicly available through no wrongful act on the part of the receiving Party (it being understood that Confidential Information shall not be deemed to be publicly available merely because any part of said information is embodied in general disclosures or because individual features, components, or combinations thereof are now, or become, known to the public), (b) was in the receiving Party’s possession prior to receipt from the disclosing Party, other than as a result receiving Party’s breach of any legal obligation, (c) is received by the receiving Party independently from a third party having the lawful right of disclosing such information to the receiving Party, (d) is independently developed by or for the receiving Party without reliance on or use of any Confidential Information of the disclosing Party.

9.3

Each Party may disclose Confidential Information of the other Party to its Affiliates and to its and their directors, officers, employees, agents, representatives, advisors, independent contractors and subcontractors (“Representatives”), who in each case need-to-know such Confidential Information to carry out such Party’s rights or obligations under this Agreement and who are bound by obligations of confidentiality and non-use at least as stringent as those hereunder. Each Party shall be responsible for any of its Representatives’ breach of this Section.

9.4

Each Party may disclose Confidential Information of the other Party to the extent required by law or regulation or by a governmental authority or order of a court of competent jurisdiction, provided, however, that such Party shall, to the extent practicable and permitted by law, provide the other Party with a prior written notice of any such disclosure and shall cooperate to restrict such disclosures to the minimum possible and to seek confidential treatment of any such disclosed Confidential Information. Furthermore, [***].

9.5

Upon written request of a Party or upon termination or expiration of this Agreement, all Confidential Information of the other Party shall be returned to such Party or destroyed (at such Party’s sole option and expense) and the other Party shall provide written notice certifying compliance with this provision. Notwithstanding the foregoing, each Party may retain one copy of Confidential information of the other Party for its records, provided that such copy is treated in conformance with all duties of confidentiality and non-use set forth in this Agreement.

9.6

Notwithstanding anything to the contrary in this Section 9, (a) ARENSIA will not disclose to any third party nor use any protected health information, personal data, or biological samples of Study Subjects, or any other information that could be used to identify an individual (collectively, “Personal Identifiable Information”) except as expressly required in the applicable Work Order and as long as such disclosure and use is in compliance with Applicable Law and Regulation; and (b) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under Applicable Law and Regulation. Sponsor’s use and disclosure of Personal Identifiable Information will be in accordance with Applicable Law and Regulation and the relevant consent documents.

9.7

For purposes of this Section 9.7, capitalized terms not defined refer to the definitions in the GDPR. Without limiting the generality of Section 9.6, to the extent ARENSIA may, during or as a result of rendering Services under any Work Order, have access to Personal Data protected by the GDPR, the terms set forth in the Personal Data Protection Agreement attached hereto as Exhibit [X] will apply. Sponsor will serve as the Controller and ARENSIA will serve as Sponsor’s Processor in respect of all Personal Data made available to and Processed by ARENSIA in connection with the provision of the Services under this Agreement. ARENSIA will provide Personal Data and Processing services for those categories of Personal Data set out in the applicable Work Order and all other Personal Data made available to ARENSIA under this Agreement.

9.8

Both Parties acknowledge that breach of terms of this Section 9 may cause irreparable harm for which damages at law may not be an adequate remedy, and the non-breaching Party will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach in a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.

10.	Intellectual Property

10.1

The delivery of any Confidential Information to (or generation of any such Confidential Information by) ARENSIA shall not be deemed to grant to ARENSIA any legal, equitable or proprietary right or license under any patents or patent applications or to any know-how, technology or Inventions of Sponsor.

10.2	Sponsor Inventions; Other Sponsor Intellectual Property

10.2.1

Subject to Section 10.3.2, Sponsor will own all rights throughout the world to all Inventions arising during the course of the Agreement (whether or not patentable or subject to copyright or trade secret protection) (“Sponsor Inventions”). ARENSIA shall promptly notify Sponsor in writing of any Sponsor Inventions.

10.2.2	ARENSIA will assign and hereby does assign to Sponsor all right, title and interest that ARENSIA or the ARENSIA Parties may have in Sponsor Inventions.

10.2.3

ARENSIA agrees to, and will cause ARENSIA PARTIES to, at Sponsor’s request and expense, (i) cooperate fully with Sponsor in obtaining or extending patent or other proprietary protection for any Sponsor Inventions, all in the name of Sponsor or its designee; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as Sponsor reasonably requests, in order to perfect and enforce Sponsor’s rights in the Sponsor Inventions.

10.2.4

ARENSIA agrees that the ownership of all copyrights, design rights (whether registered or unregistered), trademarks (whether registered or unregistered), and database rights generated in the performance of the Services under this Agreement (the “Other Sponsor Intellectual Property”) will vest solely in Sponsor, and ARENSIA will assign and hereby does assign to Sponsor all right, title and interest that ARENSIA or the ARENSIA Parties may have in Other Sponsor Intellectual Property. ARENSIA also agrees to provide any assistance that may be required, including but not limited to executing and delivering any documents, to perfect such assignment.

10.3	ARENSIA Property

10.3.1

It is acknowledged that ARENSIA possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties including copyright and other assets, which have been independently developed prior to or apart from performing its obligations under this Agreement (the “ARENSIA Property”).

10.3.2

Sponsor and ARENSIA agree that the ARENSIA Property and any Inventions that constitute improvements thereto (to the extent that such improvements do not rely upon or incorporate any Confidential Information of Sponsor) are the sole and exclusive property of ARENSIA, provided that, ARENSIA hereby grants to Sponsor a worldwide, perpetual, royalty-free, sublicensable non-exclusive license to use all such ARENSIA Property and such improvements thereto solely as necessary to use or otherwise exploit Sponsor Inventions or Other Sponsor Intellectual Property.

10.4

ARENSIA will use Sponsor Property only as necessary to perform Services. ARENSIA will not analyze Sponsor Property except as necessary to perform Services and will not transfer or make the Sponsor Property available to third parties without the prior written consent of Sponsor.

10.5

Sponsor certifies that all licenses required by Sponsor for performance of the Study, including, but not limited to [***] shall at all times during the course of this Agreement be in full force and effect. In accordance with the requisite licensing agreement and validation requirements, Sponsor agrees to provide evidence of such licensure to ARENSIA and/or permits ARENSIA to seek validation from the licensor.

11.	Publications

11.1

ARENSIA may not publish any articles or make any presentations or disclosures relating to this Agreement or the Services or referring to data, Study Data, Sponsor Property, Other Sponsor Intellectual Property, or Sponsor Inventions, in whole or in part, without the prior written consent of Sponsor. ARENSIA shall not, and shall not permit any of the ARENSIA Parties or contractors to publish any articles or make any presentations or disclosures or engage in interviews or other contacts with the media, including but not limited to newspapers, radio, television and the Internet, related to the Services.

12.	Indemnification; Insurance; Remedies

12.1

Sponsor shall indemnify, hold harmless and defend ARENSIA, ARENSIA Parties, and their respective independent contractors and subcontractors that are or have been involved in a relevant Study for any and all third party claims, damages, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any claim, action or proceeding (each a “Claim”) to the extent arising from or relating to (a) the use of the Other Sponsor Intellectual Property by Sponsor or its Affiliates; (b) any Sponsor Parties’ negligence or willful misconduct in performing obligations under this Agreement; (c) Sponsor’s breach of this Agreement, or (d) any injury to a Study Subject if such injury is caused by (i) a Study Investigational Medicinal Product dispensed and monitored in strict accordance with the applicable Protocol and Sponsor’s written instructions; or (ii) a non-standard of care procedure performed or administered in accordance with the applicable Protocol and Sponsor’s written instructions; provided however, that Sponsor shall have no obligation hereunder with respect to any Claim to the extent such Claim is related to:

12.1.1	the negligence or intentional misconduct on the part of ARENSIA, the ARENSIA Parties, the Project Manager, the members of ARENSIA’s clinical research personnel or any ARENSIA subcontractor; and/or

12.1.2

Breach by ARENSIA, the ARENSIA Parties, the Project Manager, the members of ARENSIA’s clinical research personnel or any ARENSIA subcontractor, of any of its obligations under this Agreement, any Work Order, any Protocol and/or any Applicable Laws and Regulations.

12.2

ARENSIA shall indemnify, hold harmless and defend Sponsor, its and its Affiliates’ directors, officers, agents and employees (the “Sponsor Parties”) for any and all third party Claims to the extent to the extent arising from, or relating to:

12.2.1

the wrongful actions and omissions, negligence or willful misconduct on the part of ARENSIA, the ARENSIA Parties, the Project Manager, ARENSIA’s members of the clinical research personnel or any ARENSIA subcontractor; and/or

12.2.2

Breach by ARENSIA, the ARENSIA Parties, the Project Manager, ARENSIA’s members of the clinical research personnel or any ARENSIA subcontractor contracted by ARENSIA and who is a preferred provider of ARENSIA, of any of its obligations under this Agreement, any Work Order, any Protocol and/or any Applicable Laws and Regulations.

12.3

Any Party liable to provide indemnification under this Agreement shall be entitled, at its option and expense, to control the defense and settlement of any Claim on which it is liable, provided that the indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the Party being indemnified. The Neither Party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified Party will not unreasonably withhold or delay such consent.

12.4

The indemnified Party will give the indemnifying Party prompt written notice [***] of any matter upon which such indemnified Party intends to base a claim for indemnification under this Section 12. The indemnified Party shall reasonably cooperate in the investigation, defense and settlement of any Claim for which indemnification is sought hereunder, at the indemnifying Party’s sole expense, and shall provide prompt notice of any such Claim or reasonable expected Claim to the indemnifying Party.

12.5	An indemnified Party shall have the right to retain its own legal counsel at its own expense.

12.6

During the term of this Agreement and for a period of at least [***] thereafter, each Party shall maintain professional liability insurance coverage and commercial general liability insurance coverage sufficient to cover the Party’s obligations hereunder and consistent with human clinical trial industry standards. In addition to products liability insurance, Sponsor shall furthermore ensure that additional appropriate insurance coverage is in place for clinical studies liabilities, commensurate with market practice and local applicable law on a country-per-country basis (the “Minimum Insurance Limit”). Sponsor agrees that failure of Sponsor to maintain the Minimum Insurance Limit shall be deemed a material breach of this Agreement.

12.7

Upon execution of each relevant Work Order, or written request from a Party, each Party shall provide the other with a copy of its effective Certificate of Insurance or such other documented evidence offering that it has adequate coverage consistent with human clinical trial industry standards. If requested by Sponsor to contract with any third party contractors, Sponsor hereby authorizes ARENSIA to provide such contractors with a copy of Sponsor’s Certificate of Insurance. Sponsor specifically represents and warrants that [***].

12.8

In the event that any Services do not meet the specifications or other performance criteria agreed to by ARENSIA and Sponsor in the applicable Work Order, then ARENSIA will, at Sponsor’s option, promptly (a) re-perform such non-conforming Services at ARENSIA’s cost; or (b) refund to Sponsor all amounts paid by Sponsor to ARENSIA in connection with such non-conforming Services. The provisions of this Section 12.8 are not exclusive, and Sponsor may seek any other right or remedy that it may have under this Agreement or otherwise.

13.	Representations

13.1	Each Party represents, warrants, and covenants as follows:

13.1.1	It is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

13.1.2

The execution and delivery of this Agreement has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

13.1.3	It will not enter into any agreement, either written or oral, that would conflict with its responsibilities under this Agreement.

13.1.4	It shall comply with all Applicable Laws and Regulations in performing its obligations under this Agreement.

13.2	ARENSIA represents and warrants to Sponsor that:

13.2.1	the conduct and provision of Services will not violate any patent, trade secret or other proprietary or intellectual property right of any third party;

13.2.2

It shall not accept or use any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services or take any other action that could result in a third party owning or having a right in any Study Data, Sponsor Inventions, or Other Sponsor Intellectual Property.

13.3

Sponsor acknowledges that the results of any particular Study are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by ARENSIA that the Study Investigational Medicinal Product or product covered by any Work Order can, either during the term of the said Work Order or thereafter, be successfully developed or, if so developed, shall receive the required approval by any regulatory authority.

13.4	Sponsor acknowledges that ARENSIA shall not be responsible for the authenticity of the Study Investigational Medicinal Product.

13.5	Sponsor acknowledges that the terms of this Agreement do not include any implied warranties of merchantability and/or fitness for a particular purpose.

14.	Limitation of Liability

14.1

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFIT, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY WORK ORDER. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS THE LIABILITY OF EITHER PARTY WHERE LIABILITY (A) CANNOT BE EXCLUDED OR RESTRICTED AS A MATTER OF LAW; OR (B) ARISES FROM EITHER PARTY’S (I) INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.1 or 12.2 AS APPLICABLE, (II) BREACH OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER SECTION 9, OR (III) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

15.	Independent Contractor Relationship

15.1

It is expressly agreed that Sponsor, on the one hand, and ARENSIA, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency.

15.2

Neither Sponsor nor ARENSIA shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

16.	No Conflicts

16.1	ARENSIA represents and covenants to Sponsor that ARENSIA is not a party to any agreement preventing it from fulfilling its obligations under this Agreement.

16.2	Sponsor represents and covenants to ARENSIA that Sponsor is not a party to any agreement preventing it from fulfilling its obligations under this Agreement.

17.	Publicity

17.1

Except as required by applicable law or regulation, neither Party shall make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement or use the name of the other Party nor any employee of the other Party in connection with any advertising, promotion or publicity without the prior written approval of the other Party.

18.	Force Majeure

18.1

A Party shall not be liable to the other Party or be deemed to have breached this Agreement if it is delayed or hindered in or prevented from the performance of any act required hereunder solely to the extent such failure, hindrance or delay arises without such Party’s fault or negligence and is caused by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such Party’s reasonable control, then performance of such act shall be excused for the period of such delay.

18.2	Notice of the start and stop of any such force majeure shall be provided to the other Party promptly upon the event coming to attention of the Party.

18.3

In the event that either Party is delayed or hindered in or prevented from the performance of any act required hereunder for reasons of force majeure during a period exceeding [***] the other Party shall be entitled to terminate this Agreement and/or any relevant Work Order forthwith, by providing written notice of termination to the first Party.

19.	Record Storage

19.1

ARENSIA shall maintain all materials and all other data obtained or generated by or on behalf of ARENSIA in the course of providing the Services hereunder, including all computerized records and files (“Records”), and ensure that any such Records comply with Applicable Laws and Regulations. ARENSIA will not transfer, deliver or otherwise provide any Records to any party other than Sponsor or its designees, without the prior written approval of Sponsor. All Records will be retained by ARENSIA for a minimum period of [***] following completion of the applicable Work Order, or longer if required by Applicable Laws and Regulations.

19.2

ARENSIA shall allow Sponsor, its representatives, and/or competent authorities to observe performance of the Services under the applicable Work Order and to monitor ARENSIA’s compliance with the terms of this Agreement, and make available to Sponsor, its representatives and/or such authorities for examination and duplication, during normal working hours and at mutually agreeable times, all Records, ARENSIA’s standard operating procedures, and facilities used by ARENSIA to render the Services.

19.3	Upon the expiration of the period referred to in Section 19.1, all Records shall, at Sponsor’s option and expense, be:

(a)	delivered to Sponsor at such location indicated by Sponsor in writing in such form as is then currently in the possession of ARENSIA; or

(b)	disposed of as directed by written request of Sponsor.

19.4	In no event shall ARENSIA dispose of any Records without providing Sponsor with [***] prior written notice.

20.	Debarment

20.1

Each Party represents and warrants that neither it nor any of its employees or agents performing services hereunder, have ever been, are currently, or are the subject of a proceeding that (i) could lead to it or such employees or agents becoming, as applicable, (i) a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or (ii) could lead to debarment of such person’s provision of Services or obligations pursuant to this Agreement in any relevant jurisdiction in accordance with Applicable Laws and Regulations

20.2

If, during the term of this Agreement and for [***] thereafter, a Party or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or that could lead to debarment of such person providing Services pursuant to this Agreement in any relevant jurisdiction in accordance with Applicable Laws and Regulations, that Party shall immediately notify the other Party, and the other Party shall have the option, at its sole discretion, to either: (x) prohibit such person from performing work under this Agreement or (y) terminate the applicable Work Order.

20.3	For the purposes of this Section 20:

(a)

“Convicted Individual” or “Convicted Entity” means an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a—7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible;

(b)

“Debarred Entity” means a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity;

(c)

“Debarred Individual” means an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application; and

(d)

“Excluded Individual” or “Excluded Entity” means (x) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (y) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

21.	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A (a) portable document format (“.pdf”) copy of this Agreement or a counterpart that includes the signature pages; or (b) copy of this Agreement or a counterpart that includes the signature pages and that was executed using a recognized electronic signature service (e.g., DocuSign) will each be deemed an original.

22.	Anti-Bribery and Anti-Corruption

ARENSIA shall comply with all Applicable Laws and Regulations relating to anti-bribery and anti-corruption, including but not limited to such laws of the countries in which ARENSIA has operations and of the countries where Sponsor and its Affiliates have operations (“Anti-Bribery Laws”) and shall not engage in any activity, practice or conduct which would constitute an offence under any such Applicable Law and Regulations. ARENSIA shall have and maintain in place throughout the term of this Agreement its own policies and procedures to ensure that it and any of its employees, agents, suppliers and contractors, who provide services under this Agreement, comply with the Anti-Bribery Laws and shall enforce them where appropriate, and, in particular for the UK if applicable, ARENSIA shall have in place Adequate Procedures (as defined by the UK’s Bribery Act 2010). Any breach of, or non-compliance with, any undertakings under this Section 22 shall be reported by ARENSIA to Sponsor as soon as it becomes aware of such occurrence.

23.	Notices

Any notices required or permitted to be given by either Party hereunder shall be in writing and shall be deemed given on the date received or at a later date stated in the notice. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by registered or certified mail, return receipt requested, postage prepaid, or (c) by prepaid recognized international express delivery service to the following address:

If to Sponsor: [***]

If to ARENSIA: [***]

24.	Severability

24.1

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any Applicable Laws and Regulations, then such provision or part of it shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

24.2	In such case, such provision will be changed and interpreted so that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect.

25.	Waiver

No failure or delay of a Party to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

26.	Changes and Modifications

No Change Orders, modifications or amendments of this Agreement or any Work Order shall be deemed effective unless in writing and executed by authorized representatives of the Parties hereto.

27.	Entire Agreement

This Agreement, together with all Work Orders and other appendices, exhibits, attachments and amendments (which are all incorporated herein by reference), constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof (and excludes and supersedes any possible general or specific conditions of sale or services of ARENSIA) and supersedes all prior understandings and agreements relating to its subject matter.

28.	Assignment

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto. Neither ARENSIA nor Sponsor shall transfer or assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without such consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise, and provided further that Sponsor may assign this Agreement or any part of its rights and obligations hereunder to any of its Affiliates or to any third party to whom Sponsor and/or any of its Affiliates grants or has granted a license, right to use or other similar right in connection with Sponsor’s assets to which this Agreement (including any or all of its Work Orders) directly or indirectly pertains (a “Permitted Assign”) or in Sponsor’s collaboration with such third party, if such assignment is deemed necessary or useful by Sponsor for, or in relation to, such license, right to use or other similar right. Any prohibited assignment shall be null and void.

29.	Further Assurances

29.1

The Parties shall execute such further documents and do any and all such further things as may be necessary to implement and carry out the intent of this Agreement, including (without limitation), as the case may be, signing and delivering all documents that may be necessary or useful to establish the assignment of this Agreement and/or of any right, title and interest in and to any Confidential Information, Inventions and/or study results to a Permitted Assign.

30.	Governing Law

The validity, construction, performance and interpretation of this Agreement (and any non-contractual obligations arising out of or in connection with it) shall be governed by the laws of the State of New York, USA, without regard to its conflict of law principles. The Parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

31.	Arbitration

In the event that any dispute arises hereunder or with respect to the Services to be provided as set forth herein, the Parties agree to have their respective executive officers negotiate in good faith a resolution to the dispute. Should a resolution not be reached in a reasonable period of time, the Parties agree such dispute shall be finally settled under the current Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be New York City, USA. The arbitration shall be conducted in English. The decision of the arbitrators shall be final and binding and enforceable by any court of competent jurisdiction.

In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representative.

Tectonic Therapeutic, Inc.,	ARENSIA Exploratory Medicine GmbH , acting on its own behalf and on behalf of its Affiliates

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Name: [***]	Name: [***]
Title: [***]	Title: [***]
Date: [***]	Date: [***]